Exhibit 99.1

Report of Independent Registered Public Accounting Firm

Board of Directors and Unitholders

Purple Innovation, LLC, formerly known as WonderGel, LLC

Alpine, Utah

We have audited the accompanying balance sheets of Purple Innovation, LLC, formerly known as WonderGel, LLC (the Company) as of December 31, 2016 and 2015 and the related statements of operations, changes in member’s deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Purple Innovation, LLC, formerly known as WonderGel, LLC at December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Salt Lake City, Utah

January 30, 2018

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)
Balance Sheets

	December 31,
	2016	2015	2014
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,013,217	$70,865	$256,002
Accounts receivable, net	2,327,928	593,222	440,097
Inventories, net	5,334,862	382,327	608,259
Prepaid inventory	674,592	—	—
Other current assets	247,382	—	—
Total current assets	12,597,981	1,046,414	1,304,358
Property and equipment, net	6,104,433	29,352	43,197
Intangible assets, net	129,501	—	—
Other long term assets	10,000	10,000	—
Total assets	$18,841,915	$1,085,766	$1,347,555

Liabilities and Member's Deficit
Current liabilities:
Accounts payable	$6,892,995	$188,369	$228,484
Accrued sales returns	2,054,352	17,000	5,000
Accrued interest - related party	21,687	242,284	324,677
Compensation and benefits	1,809,706	318,228	59,122
Customer prepayments	4,153,790	—	—
Accrued sales tax	2,292,018	—	—
Other accrued liabilities	1,141,465	192,287	99,070
Current portion of long-term obligations	51,426	—	—
Related party notes payable	300,000	1,158,656	1,109,300
Total current liabilities	18,717,439	2,116,824	1,825,653
Long-term obligations, net of current portion	23,641	—	—
Other long term liabilities	913,510	—	—
Total liabilities	19,654,590	2,116,824	1,825,653
Member's deficit:
Membership interest	—	64,013	—
Common units, no par value, 100,000,000 units authorized; 88,000,000 units issued and outstanding	2,259,704	—	—
Distributions	(286,363)	(209,814)	—
Accumulated deficit	(2,786,016)	(885,257)	(478,098)
Total member's deficit	(812,675)	(1,031,058)	(478,098)
Total liabilities and member's deficit	$18,841,915	$1,085,766	$1,347,555

The accompanying notes are an integral part of these financial statements.

2

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)
Statements of Operations

	Year Ended December 31,
	2016	2015	2014
			(Unaudited)
Revenues, net	$65,472,901	$5,838,610	$4,305,611
Cost of revenues:
Cost of revenues	39,857,090	3,934,905	2,297,037
Related-party royalty fees (see Note 2)	4,139,046	519,877	391,539
Total cost of revenues	43,996,136	4,454,782	2,688,576
Gross profit	21,476,765	1,383,828	1,617,035
Operating expenses:
Marketing and sales	17,900,959	469,255	92,250
General and administrative	4,643,234	1,193,119	752,109
Research and development	791,530	61,509	3,362
Loss on disposal of property and equipment	22,704	—	—
Total operating expenses	23,358,427	1,723,883	847,721
Operating income (loss)	(1,881,662)	(340,055)	769,314
Other income (expense):
Other income	7,961	5,139	—
Interest expense	(27,058)	(72,243)	(104,157)
Total other expense	(19,097)	(67,104)	(104,157)
Net income (loss)	$(1,900,759)	$(407,159)	$665,157

The accompanying notes are an integral part of these financial statements.

3

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)
Statement of Changes in Member’s Deficit

	Contributed Common Equity	Member's Distributions	Accumulated Deficit	Total Member's Deficit
Balance - December 31, 2013 (unaudited)	$—	—	$(1,143,255)	$(1,143,255)
Net income	—	—	665,157	665,157
Balance - December 31, 2014 (unaudited)	$—	—	$(478,098)	$(478,098)
Net loss	—	—	(407,159)	(407,159)
Forgiveness of debt by related-party	64,013	—	—	64,013
Member distributions	—	(209,814)	—	(209,814)
Balance - December 31, 2015	$64,013	$(209,814)	$(885,257)	$(1,031,058)
Net loss	—	—	(1,900,759)	(1,900,759)
Forgiveness of debt by related-party	787,568	—	—	787,568
Forgiveness of unpaid royalties	1,040,537	—	—	1,040,537
Contribution of property and equipment from related-party	367,586	—	—	367,586
Member distributions	—	(76,549)	—	(76,549)
Balance - December 31, 2016	$2,259,704	$(286,363)	$(2,786,016)	$(812,675)

The accompanying notes are an integral part of these financial statements.

4

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)
Statement of Cash Flows

	Year Ended December 31,
	2016	2015	2014
			(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(1,900,759)	$(407,159)	$665,157
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	79,658	13,845	13,845
Loss on disposal of property and equipment	22,704	—	—
Bad debt	10,000	3,552	26,427
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(1,674,019)	(156,677)	127,169
(Increase) decrease in inventories	(4,952,535)	225,932	(261,679)
Increase in prepaid inventory and other	(921,974)	(10,000)	—
Increase (decrease) in accounts payable	5,548,041	(40,115)	(74,989)
Increase in accrued sales returns	2,054,352	12,000	5,000
Increase in accrued compensation and benefits	1,491,478	259,106	31,102
Increase in customer prepayments	4,153,790	—	—
Increase in other accrued liabilities	5,223,759	28,737	203,119
Net cash provided by (used in) operating activities	9,134,495	(70,779)	735,151

Cash flows from investing activities:
Purchase of property and equipment	(4,689,743)	—	(21)
Investment in intangible assets	(129,627)	—	—
Net cash used in investing activities	(4,819,370)	—	(21)

Cash flows from financing activities:
Proceeds from related-party notes payable	245,000	885,000	791,000
Payments on related-party notes payable	(540,200)	(789,544)	(1,395,000)
Payments on long-term obligations	(1,024)	—	—
Member distributions	(76,549)	(209,814)	—
Net cash used in financing activities	(372,773)	(114,358)	(604,000)

Net increase (decrease) in cash	3,942,352	(185,137)	131,130
Cash, beginning of the period	70,865	256,002	124,872
Cash, end of the period	$4,013,217	$70,865	$256,002

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$23,937	$136,723	$—

Supplemental schedule of non-cash investing and financing activities:
Property and equipment included in accounts payable	$1,043,897	$—	$—
Equipment acquired through capital lease	$29,497	$—	$—
Property and equipment acquired through related-party contribution	$414,180	$—	$—
Long-term obligations acquired through related-party contribution	$46,594	$—	$—
Member contribution through forgiveness of unpaid royalties	$1,040,537	$—	$—
Member contribution through partial note forgiveness	$787,568	$64,013	$—

The accompanying notes are an integral part of these financial statements.

5

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements

Note 1 Description of Business

Purple Innovation, LLC (the “Company”), formerly known as WonderGel, LLC, was established as a limited liability company under the laws of the State of Delaware on May 26, 2010. The name was changed to Purple Innovation, LLC on January 27, 2017. The Company is a comfort technology company which designs and manufactures products to improve how people sleep, sit, and stand. It designs and manufactures a range of comfort technology products, including mattresses, pillows, and cushions, using its proprietary Hyper-Elastic Polymer® technology designed to improve comfort. The Company markets and sells its products through direct-to-consumer and traditional retail channels.

Note 2 Summary of Significant Accounting Policies

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) and have been consistently applied in the preparation of the financial statements.

Basis of Presentation

These financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with GAAP and reflect the financial position, results of operations and cash flows of the Company. The financial statements and related footnotes as of and for the year ended December 31, 2014 are unaudited.

Business Combination

In December of 2016, the Company acquired EquaPressure, LLC (“EquaPressure”) from InnoHold, LLC (“InnoHold”), 100% owners of the Company. EquaPressure designs and manufactures medical cushioning products primarily for sales in the long-term and home medical care markets. At the time of the acquisition, InnoHold was the owner of both entities and the acquisition of EquaPressure was a transfer between entities under common control. As such, the Company recorded the assets, liabilities and equity of EquaPressure on its balance sheet at EquaPressure’s historical basis instead of fair value. Transfers of businesses between entities under common control require the reporting period to be presented as if the transaction occurred at the beginning of the period in which common control first existed. Accordingly, the accompanying financial statements and related notes of the Company have been retrospectively adjusted to include the historical balances of EquaPressure prior to the effective date of the acquisition.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Predicting future events is inherently an imprecise activity and, as such, requires the use ofjudgment. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in these estimates will be reflected in the financial statements in future periods.

6

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value because of the short-term maturity of those instruments.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded net of an allowance for expected losses and consist primarily of receivables from wholesale customers and receivables from third-party processors for customer credit card purchases. The allowance is recognized in an amount equal to anticipated future write-offs. Management estimates allowance for doubtful accounts based on delinquencies, aging trends, industry risk trends, historical experience and current trends. Account balances are charged off against the allowance when management believes it is probable the receivable will not be recovered. Management established an allowance for doubtful accounts of $10,000, as of December 31, 2016. There was no allowance for doubtful accounts at December 31, 2015 and 2014. The Company recognized bad debt in the amount of $3,552 and $26,427 for the years ended December 31, 2015 and 2014, respectively.

Inventories

Inventories consist of raw materials, work-in-process and finished goods and are stated at the lower of cost or market. Manufactured inventory consists of raw material, direct labor and manufacturing overhead cost components. Cost is calculated using the average cost method. The Company reviews the components of its inventory on a regular basis for excess and obsolete inventory and makes appropriate adjustments when necessary. Once established, the original cost of the inventory less the related inventory allowance represents the new cost basis of such products. As of December 31, 2016, 2015 and 2014, the reserve for inventory obsolescence was $184,625, $8,514 and $17,405, respectively.

Prepaid Inventory and Other Assets

The Company has made payments and deposits for inventories, subscriptions and other products and services that will be received, consumed or used in a future period in the amounts of $931,974 and $10,000 as of December 31, 2016 and 2015, respectively. There were no prepaid inventory and other assets as of December 31, 2014.

Property and Equipment

Property and equipment are stated at cost, net of depreciation. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the respective assets, ranging from 3 to 10 years, as follows:

Years
Equipment	10
Furniture and fixtures	7
Computer equipment and software	3

Major renewals and betterments that extend useful life are capitalized. The Company records depreciation and amortization in cost of sales for long-lived assets used in the manufacturing process, and within each line item of operating expenses for all other long-lived assets. Leasehold improvements are amortized over the shorter of the useful life of the leasehold improvements or the contractual term of the lease, with consideration of lease renewal options if renewal appears probable. Assets under capital lease are included within equipment and represent non-cash investing activities. The cost and related accumulated depreciation of assets sold or retired is removed from the accounts with any resulting gain or loss included in net income in the statement of operations.

7

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Intangible Assets

Intangible assets consist of legal costs for obtaining patents for developed technologies and legal cost of trademarks. Patents are being amortized using the straight-line method over their estimated useful lives of 20 years. Trademarks have indefinite lives and are not amortized, but instead are tested for impairment at least annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. No impairments on intangible assets were recorded during the year ended December 31, 2016. The Company had no intangible assets as of December 31, 2015 or 2014.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset or group of assets. If estimated future undiscounted net cash flows are less than the carrying amount of the asset or group of assets, the asset is considered impaired and an expense is recorded in an amount required to reduce the carrying amount of the asset to its then fair value. Fair value generally is determined from estimated discounted future net cash flows (for assets held for use) or net realizable value (for assets held for sale). The Company did not identify any indicators of impairment for the years ended December 31, 2016, 2015 or 2014.

Income Taxes

The Company is a limited liability company taxed as a partnership for federal and state income tax purposes. Generally, partnerships are not subject to income tax because their earnings and losses are passed directly to their members and taxes at that level. Therefore, a provision for federal and state income taxes is not necessary because the Company’s taxable income or loss is includable in the income tax returns of the Company’s members.

The Company has not disclosed the net difference between its tax bases and the reported amounts of its assets and liabilities. This is due to the fact that tax positions available to individual members will not be pro rata to ownership interest but will instead reflect the different outside tax basis of the individual member and will depend on his or her individual tax position. It does not appear that disclosure of the aggregate tax basis would be meaningful in any event, since individual members may not share the tax basis pro rata. The Company believes that these circumstances make it impracticable for the Company to determine the aggregate tax basis of the individual owners, nor would a disclosure of available information be meaningful to these financial statements.

The Company follows the accounting guidance in Accounting Standards Codification (“ASC”) 740, Income Taxes, as it relates to uncertain tax positions. The guidance provides information and procedures for financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. The Company had no uncertain tax positions at December 31, 2016, 2015 or 2014. The Company’s policy is to recognize interest expense and penalties related to uncertain tax positions, when applicable as a component of income tax expense.

The Company files U.S. federal and certain state income tax returns. The income tax returns of the Company are subject to examination by U.S. federal and state taxing authorities for various time periods, depending on those jurisdictions’ rules, generally after the income tax returns are filed.

8

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Advertising Costs

The Company charges advertising costs to operations as incurred. Advertising expense was $16,428,366, $448,010 and $90,376 for the years ended December 31, 2016, 2015 and 2014, respectively.

Revenue Recognition

The Company generates revenues from the sale of inventory. Revenue is recognized when the following revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or the service has been provided; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured. Revenue generated from sales is recognized when the inventory is shipped to the customer, which is when title passes to the customer. Revenue is reported net of estimated sales returns and excludes sales taxes. Sales tax and other regulatory amounts collected from customers are not considered revenue and are included as a liability on the accompanying balance sheets.

The Company does not normally charge additional amounts above list price to the customer for shipping and handling. Orders with an exceptionally high shipping cost will be charged to the customer with those amounts recorded as revenue under the same policy as product revenue. Shipping costs are recorded as a component of cost of revenues.

Customer prepayments include cash amounts transacted with customers prior to product delivery. At December 31, 2016, $4,153,790 was included in current liabilities in the accompanying balance sheet. There were no customer prepayments as of December 31, 2015 or 2014.

Cost of Revenues

Costs associated with net revenues are recorded in cost of revenues, and are recorded in the same period in which related sales have been recorded. Cost of revenues includes the costs of receiving, producing, inspecting, warehousing, insuring, and shipping goods during the period, as well as depreciation and amortization of long-lived assets used in these processes. Cost of sales also includes shipping and handling costs associated with the delivery of goods to customers.

Related-Party Royalty Fees

The Company had technology licensing agreements with EdiZONE, LLC (“EdiZONE”), an entity under common control with the Company (see Note 9), whereby certain technology was licensed to the Company for a royalty fee. The Company incurred royalty fees to EdiZONE in the amount of $4,139,046, $519,877 and $391,539 during the years ended December 31, 2016, 2015 and 2014, respectively. On December 15, 2016, the technology license agreements between EdiZONE and the Company were amended to terminate the royalty fee the Company owed to EdiZONE with the unpaid royalties in the amount of $1,040,537 being forgiven and recorded as a capital contribution. On December 27, 2016, the license agreements were terminated and a new intellectual property assignment and license back agreement between the Company and EdiZONE (“IP Agreement”) was executed. In accordance with the IP Agreement, certain intellectual property owned by EdiZONE, including the intellectual property that was previously licensed to the Company, was assigned to the Company. There was no value assigned and no intangible asset recognized since the intellectual property was internally developed. A subset of the intellectual property that was not relevant to the Company was licensed back to EdiZONE for no consideration. The Company will not incur any royalty fees related to this intellectual property in the future.

9

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Sales Returns

The Company guarantees its products and offers up to 100-days to return a mattress or pillow and 30-days to return a seat cushion for a full refund. The Company’s policy grants to customers a right of return requiring the Company to reduce the amount of the revenue recognized by the amount of the estimated returns. The estimated sales returns, which are recorded as a reduction of revenue at the time of sale and are recorded as a liability on the balance sheet, are based on historical trends and product return rates and are adjusted for any current or expected trends as appropriate. Actual sales returns could differ from these estimates. The Company regularly assesses and adjusts the estimate of accrued sales returns by updating the return rates for actual trends and projected costs. The Company classifies as a current liability the estimated sales returns as they are expected to be paid out in less than one year. As of December 31, 2016, 2015 and 2014, $2,054,352, $17,000 and $5,000, respectively, were included as accrued sales returns on the accompanying balance sheets. The Company had the following activity for sales returns:

	Years Ended December 31,
	2016	2015	2014
Balance at beginning of period	$17,000	$5,000	$—
Additions that reduced net sales	7,278,352	123,799	27,577
Deduction from reserves for current year returns	(5,241,000)	(111,799)	(22,577)
Balance at end of period	$2,054,352	$17,000	$5,000

Warranty Liabilities

The Company provides a limited warranty on most of the products sold. The estimated warranty costs, which are expensed at the time of sale and included in cost of revenues, are based on the results of product testing, industry and historical trends and warranty claim rates incurred and are adjusted for any current or expected trends as appropriate. Actual warranty claim costs could differ from these estimates. The Company regularly assesses and adjusts the estimate of accrued warranty claims by updating claims rates for actual trends and projected claim costs. The Company classifies as non-current those estimated warranty costs expected to be paid out in greater than one year. As of December 31, 2016, $217,709 of accrued warranty expense is included as a component of other accrued liabilities in current liabilities and $284,150 of accrued warranty expense is included in other long-term liabilities on the Company’s accompanying balance sheets. As of December 31, 2015 and 2014, $25,000 and $20,000, respectively, of accrued warranty expense is included as a component of other accrued liabilities in current liabilities on the Company’s accompanying balance sheets. The Company had the following activity for warranties:

	Years Ended December 31,
	2016	2015	2014
Balance at beginning of period	$25,000	$20,000	$—
Additions charged to expense for current year sales	607,901	20,035	34,774
Deduction from reserves for current year claims	(131,042)	(15,035)	(14,774)
Balance at end of period	$501,859	$25,000	$20,000

Fair Value Measurements

The Company uses the fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price, based on the highest and best use of the asset or liability. The levels of the fair value hierarchy are:

10

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Level 1—Quoted market prices in active markets for identical assets or liabilities;

Level 2—Significant other observable inputs (e.g. quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable, such as interest rate and yield curves, and market-corroborated inputs); and

Level 3—Unobservable inputs in which there is little or no market data, which require the reporting unit to develop its own assumptions.

The carrying amounts of cash, receivables, accounts payable and accrued expenses approximate fair value because of the short-term nature of these accounts. Cash equivalents are comprised of level 1 fair value inputs. The carrying amount of the Company’s debt approximates fair value due to the short-term nature of the debt. Refer to Note 7 and Note 9 for additional information.

Member Equity

The originating Limited Liability Company Operating Agreement of WonderGel, LLC dated May 26, 2010 (“LLC Agreement”), provided that upon formation of the Company the equity ownership in the Company would be denominated as membership interest. As of December 31, 2015 and 2014, InnoHold held 100 percent of the membership interest. On December 30, 2016 the Company amended and restated the Limited Liability Company Agreement reorganizing the equity ownership of the Company and authorizing the Company to issue up to 100,000,000 common units. Pursuant to the agreement, 100 percent of the membership interest in the Company held by InnoHold was exchanged for 88,000,000 issued common units, representing 100 percent of the equity ownership continuing to be held by InnoHold.

New Accounting Pronouncements, Not Yet Adopted

In May 2017, the Financial Accounting Standards Board (“FASB”) issue Accounting Standards Update (“ASU”) 2017-09, “Compensation – Stock Compensation: Scope of Modification Accounting.” The amendments provide guidance on determining which changes to the terms and conditions of share-based payment awards require an entity to apply modification accounting under Topic 718. These updates are effective for the Company for its annual period beginning January 1, 2018, and interim periods therein, with early adoption permitted. The guidance in this standard is not expected to have a material impact on the financial statements.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations: Clarifying the Definition of a Business.” These amendments clarify the definition of a business. The amendments affect all companies and other reporting organizations that must determine whether they have acquired or sold a business. These updates are effective for the Company for its annual period beginning January 1, 2019, and interim periods therein, with early adoption permitted. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments are intended to help companies and other organizations evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The guidance in this standard is not expected to have a material impact on the financial statements.

11

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

In October 2016, the FASB issued ASU 2016-17, “Consolidation: Interests Held through Related Parties that are under Common Control.” These amendments change the evaluation of whether a reporting entity is the primary beneficiary of a variable interest entity by changing how a reporting entity that is a single decision maker of a variable interest entity treats indirect interests in the entity held through related parties that are under common control with the reporting entity. If a reporting entity satisfies the first characteristic of a primary beneficiary (such that it is the single decision maker of a variable interest entity), the amendments require that reporting entity, in determining whether it satisfies the second characteristic of a primary beneficiary, to include all of its direct variable interests in a variable interest entity and, on a proportionate basis, its indirect variable interests in a variable interest entity held through related parties, including related parties that are under common control with the reporting entity. These updates are effective for the Company for its annual period beginning January 1, 2019, and interim periods within annual periods beginning January 1, 2020, with early adoption permitted. The guidance in this standard is not expected to have a material impact on the financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments.” Among other clarifications, this updated accounting guidance on the following eight specific cash flow classification issues: (1) debt prepayment or debt extinguishment costs; (2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; (3) contingent consideration payments made after a business combination; (4) proceeds from the settlement of insurance claims; (5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (6) distributions received from equity method investees; (7) beneficial interests in securitization transactions; and (8) separately identifiable cash flows and application of the predominance principle. Current GAAP does not include specific guidance on these eight cash flow classification issues. These updates are effective for the Company for its annual period beginning January 1, 2019, and interim periods within annual periods beginning January 1, 2020, with early adoption permitted. The guidance in this standard is not expected to have a material impact on the financial statements.

In June 2016, the FASB issued ASU No, 2016-13, “Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments.” These amendments require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. These updates are effective for the Company for its annual period beginning January 1, 2021, and interim periods within annual periods beginning January 1, 2022, with early adoption permitted. The Company is currently evaluating the potential impact this new standard may have on its financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting,” which updated the accounting guidance related to stock compensation. This update simplifies the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as the classification in the statement of cash flows. The standard is effective for the Company for its annual period beginning January 1, 2018 and interim periods within annual periods beginning January 1, 2019. The guidance in this standard is not expected to have a material impact on the financial statements of the Company.

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” which updated the accounting guidance related to leases as part of a joint project with the International Accounting Standards Board (“IASB”) to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Under the new guidance, a lessee will be required to recognize assets and liabilities for capital and operating leases with lease terms of more than 12 months. Additionally, this update will require disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases, including qualitative and quantitative requirements. The standard is effective for the Company for its annual period beginning January 1, 2020, and interim periods within annual periods beginning January 1, 2021, with early adoption permitted. The Company is currently evaluating the potential impact this new standard may have on its financial statements.

12

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

In July 2015, the FASB issued ASU 2015-11, “Inventory (Topic 330) Simplifying the Measurement of Inventory.” The amendments clarify that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Substantial and unusual losses that result from subsequent measurement of inventory should be disclosed in the financial statements. This guidance is effective for fiscal years beginning after December 15, 2016, including interim periods within those annual periods. The amendments are to be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. This guidance will not have a material impact on the financial statements of the Company.

In May 2014, in addition to several amendments issued during 2016, the FASB issued ASU No. 2014- 09, “Revenue from Contracts with Customers.” This pronouncement updated the accounting guidance related to revenue from contracts with customers, which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle is that a company should recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. The standard defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standard is effective for the Company for its annual period beginning January 1, 2019, and interim periods within annual periods beginning January 1, 2020, and shall be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company is currently evaluating the impact that the standard will have on its financial statements.

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operations, financial position or cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on its financial statements.

New Accounting Pronouncements, Adopted in 2016

In April 2015, the FASB issued ASU 2015-03, “Interest - Imputation of Interest,” which amends the current guidance to change the manner in which debt issuance costs are presented on an entity’s balance sheet. This new guidance requires the Company to present debt issuance costs related to recognized debt liabilities on the balance sheet as a direct deduction from the debt liability, as opposed to the previous guidance that provides for presentation of the cost of issuing debt as a separate asset. ASU 2015-03 requires retrospective application to all prior periods presented in the financial statements. The Company adopted this new guidance effective the first quarter of 2016. The impact of this adoption was not material to the financial statements.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis.” The amendments are intended to improve targeted areas of consolidation guidance for legal entities such as limited partnerships, limited liability corporations, and securitization structures (collateralized debt obligations, collateralized loan obligations, and mortgage-backed security transactions). In addition to reducing the number of consolidation models from four to two, the new standard simplifies and improves the guidance by placing more emphasis on risk of loss when determining a controlling financial interest, reducing the frequency of the application of related-party guidance when determining a controlling financial interest in a variable interest entity (VIE) and changing consolidation conclusions for public and private companies in several industries that typically make use of limited partnerships or VIEs. The Company adopted this new guidance effective the first quarter of 2016. The impact of this adoption was not material to the financial statements.

13

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Note 3 Inventories

Inventories consisted of the following:

	As of December 31,
	2016	2015	2014
Raw materials	$3,508,327	$97,710	$156,416
Work-in-process	335,864	234,505	375,398
Finished goods	1,675,296	58,626	93,850
Inventory obsolescence reserve	(184,625)	(8,514)	(17,405)
Inventories, net	$5,334,862	$382,327	$608,259

Note 4 Property and Equipment

Property and equipment consisted of the following:

	As of December 31,
	2016	2015	2014
Equipment in progress	$3,868,796	$—	$—
Equipment	1,576,714	96,937	96,937
Equipment under capital lease	29,497	—	—
Furniture and fixtures	143,288	—	—
Computer equipment and software	136,740	—	—
Leasehold improvements	496,515	—	—
Total property and equipment	6,251,550	96,937	96,937
Accumulated depreciation	(147,117)	(67,585)	(53,740)
Property and equipment, net	$6,104,433	$29,352	$43,197

Equipment in progress reflects equipment, primarily related to mattress manufacturing, which is being constructed and was not in service at December 31, 2016.

Depreciation expense was $79,532, $13,845 and $13,845 for the years ended December 31, 2016, 2015 and 2014, respectively.

14

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Note 5 Intangible Assets

The Company did not have any intangible assets at December 31, 2015 or 2014. Intangible assets consisted of the following at December 31, 2016:

Trademarks	$14,015
Patents	115,612
Total intangible assets	129,627
Accumulated amortization - patents	(126)
Intangible assets, net	$129,501

Note 6 Other Current Liabilities

The Company’s other accrued expenses consisted of the following:

	As of December 31,
	2016	2015	2014
Website commissions	$500,843	$—	$—
Rent - related party	228,852	76,846	28,548
Warranty accrual - current portion	217,709	25,000	20,000
Accrued expenses	194,061	90,441	50,522
Total other accrued liabilities	$1,141,465	$192,287	$99,070

Website commissions represent the costs associated with arrangements the Company has with third party websites to send e-commerce traffic to the Company’s website to purchase products online.

Note 7 Long-Term Obligations

In December 2016, the Company received a non-cash capital contribution from InnoHold, LLC (“InnoHold”) who is the 100% member of the Company. The contribution included property equipment encumbered with a note payable to an unrelated entity, with the note payable being assumed by the Company (see Note 9). At December 31, 2016, $46,594 was outstanding on the note payable, which incurs interest at a fixed rate of 4.98 percent. The note payable has monthly payments of $9,435 due at the first of each month through May 1, 2017 and is collateralized by the underlying equipment.

During 2016, the Company acquired equipment valued at $29,497 pursuant to two capital lease agreements with interest rates of 10.67 percent. The leases were entered into in August and November 2016 for a sixty month period with monthly payments in the amount of $637. The obligations are collateralized by the related equipment and future minimum payments under the capital leases are as follows:

Year ended December 31,
2017	$7,638
2018	7,638
2019	7,638
2020	7,638
2021	5,914
Total minimum lease payments	36,466
Less amount representing interest	(7,993)
Present value of net minimum lease payments	28,473
Current portion	(4,832)
Long term obligations	$23,641

15

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Note 8 Commitments and Contingencies

Required Member Distributions

Pursuant to the December 30, 2016 Amended and Restated Limited Liability Company Agreement, the Company is required to distribute to the members an amount equal to 45 percent of the Company’s net taxable income that was allocated to each such member following the end of each fiscal year.

Employment Agreements

On December 31, 2016 the Company entered into agreements with two key employees that are also controlling members of the Company. The agreements outline compensation and severance commitments. If these key employees are terminated without cause, the Company is required to pay up to $3.4 million in compensation and maintain certain benefits for up to five years.

Operating Leases

The Company leases various office and warehouse facilities under two non-cancelable operating leases. Building space for its headquarters facility in Alpine, Utah is leased from TNT Holdings, LLC (“TNT”), an entity under common control with the Company. The lease was entered into in 2010, with a lease term of 10 years and expires in April 2020. The Company also leases a facility located in Grantsville, Utah for use primarily as manufacturing and warehouse space. The lease was entered into in August 2016 with a lease term of 66 months and expires in January 2022. Rent expense on lease payments, including those with rent escalations and rent free periods, is recognized on a straight-line basis over the lease term. The difference between the straight-line rent amounts and amounts payable under the leases are recorded as part of deferred rent, in other current liabilities or other long-term liabilities, as appropriate. There was no deferred rent at December 31, 2015 or 2014. At December 31, 2016, all of the deferred rent in the amount of $629,360 is included in other long-term liabilities on the accompanying balance sheets. During the year ended December 31, 2016, 2015, and 2014, the Company recognized rent expense in the amount of $1,057,507, $319,233 and $224,638, respectively.

Minimum future lease obligations at December 31, 2016, are as follows:

Year ended December 31,	Related Party	Other	Total
2017	$884,963	$1,360,631	$2,245,594
2018	937,783	1,877,327	2,815,110
2019	967,835	1,946,219	2,914,054
2020	335,497	2,015,112	2,350,609
2021	—	2,084,005	2,084,005
Thereafter	—	177,973	177,973
Total	$3,126,078	$9,461,267	$12,587,345

Legal Proceedings

The Company is from time to time involved in various claims, legal proceedings and complaints arising in the ordinary course of business. The Company does not believe that adverse decisions in any such pending or threatened proceedings, or any amount that the Company might be required to pay by reason thereof, would have a material adverse effect on the financial condition or future results of the Company.

16

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Note 9 Related-Party Transactions

The Company had various transactions with entities or individuals which are considered related parties.

InnoHold

InnoHold is the 100 percent owner of the Company and had the following transactions with the Company.

Prior to 2014, the Company entered into various revolving credit demand note payable agreements (“Demand Notes”) with InnoHold. These Demand Notes provided funds to the Company for general working capital needs. The Demand Notes allow for additional proceeds to be provided to the Company as funds are needed and partial or full repayments by the Company if, and when, funds are available. The Demand Notes accrue interest at a rate of 7 percent per annum.

During the year ended December 31, 2014, the Company required additional proceeds in the amount of $791,000 and made payments on the Demand Notes in the amount of $1,395,000 in principal.

During the year ended December 31, 2015, the Company required additional proceeds in the amount of $885,000 and made payments on the Demand Notes in the amount of $789,544 in principal plus accrued interest of $131,580.

During the year ended December 31, 2016, the Company required additional proceeds in the amount of $245,000 and made payments on the Demand Notes in the amount of $495,000. In December 2016, the Demand Notes in the amount of $863,456 plus accrued interest of $224,112 was partially forgiven and the terms of the remaining $300,000 Demand Notes were amended to be due on April 22, 2017 with interest accruing at 7 percent. The forgiveness of debt was treated as a member contribution.

Demand Notes in the amount of $300,000, $1,113,456 and $1,018,000 in principal were outstanding as of December 31, 2016, 2015 and 2014, respectively.

During the year ended December 31, 2016, certain expenses of the Company in the amount of $26,233 were paid by InnoHold and are to be reimbursed by the Company. The amount is included in accounts payable on the accompanying balance sheet.

In December 2016, the Company received a non-cash capital contribution from InnoHold of property and equipment valued at a carrying cost of $414,180 encumbered with a $46,594 note payable to an unrelated entity. The obligation was assumed by the Company.

The Company paid member distributions with cash in the amount of $76,549 and $209,814 during the years ended December 31, 2016 and 2015, respectively. There were no member distributions during the year ended December 31, 2014.

TNT

TNT is an entity under common control with the Company and owns the Alpine facility the Company leases. The Company determined that TNT is not a variable interest entity as it does not hold any explicit or implicit variable interest in TNT and does not have a controlling financial interest in TNT. Accordingly, TNT is not a variable interest entity.

During the year ended December 31, 2016 the Company incurred $911,787 in rent expense to TNT for the building lease of the Alpine facility. As of December 31, 2016, the Company has deferred rent in the amount of $88,573 included as a long-term liability on the balance sheet. The Company also has accrued rent in the amount of $228,852 to TNT and $115,319 in other current liabilities due to TNT for property taxes.

17

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

During the years ended December 31, 2015 and December 2014, the Company incurred $319,233 and $224,638, respectively, to TNT for rent expense for the building lease on the Alpine facility. As of December 31, 2015 and December 31, 2014 the Company has a payable to TNT for accrued rent and insurance in the amount of $88,141 and $33,670, respectively, included in other current liabilities. The Company also paid a rent security deposit of $10,000 in 2015 to TNT which comprises long term assets on the balance sheet.

Controlling Members of InnoHold

The Company had various revolving credit demand loans from the controlling members of InnoHold with an interest rate of 7 percent. During the year ended December 31, 2016, the Company extinguished these related-party notes payable in full by paying $45,200 in principal plus $19,929 in accrued interest. During the year ended December 31, 2015, the Company extinguished two of the notes in the aggregate principal amount of $46,100 plus accrued interest of $17,913 by conversion to member’s equity. Loans in the amount of $45,200 and $91,300 in principal were outstanding as of December 31, 2015 and 2014, respectively.

EdiZONE

EdiZONE is owned 100 percent by TNT which develops new technologies and products and licenses the technology to other companies including the Company. The Company determined that EdiZONE is not a variable interest entity as it does not hold any explicit or implicit variable interest in EdiZONE and does not have a controlling financial interest in EdiZONE. Accordingly, EdiZONE is not a variable interest entity.

The Company and EdiZONE entered into technology licensing agreements whereby certain technology was licensed to the Company for a royalty fee. The Company incurred $4,139,046, $519,877 and $391,539 in royalty fees during the years ended December 31, 2016, 2015 and 2014, respectively.

On December 15, 2016, the technology license agreements between EdiZONE and the Company were amended to terminate the royalty that the Company owed to EdiZONE. During the year ended December 31, 2016, the Company incurred $4,139,046 in royalty fees with the unpaid royalty fees on December 15, 2016 in the amount of $1,040,537 forgiven and recorded as a member contribution on behalf of InnoHold.

Effective December 27, 2016, the IP Agreement between the Company and EdiZONE was executed. In accordance with the IP Agreement, certain intellectual property owned by EdiZONE was assigned to the Company and a subset of such intellectual property that was not relevant to the Company was licensed back to EdiZONE. There are no royalty payments from EdiZONE to the Company for the license in the future. The IP Agreement stipulates that EdiZONE is entitled to all third-party royalties from the license.

During the year ended December 31, 2016, certain expenses of the Company in the amount of $96,121 were paid by EdiZONE and are to be reimbursed by the Company. The amount is included in accounts payable on the accompanying balance sheet. As of December 31, 2015 and December 31, 2014 the Company has a payable to EdiZONE for royalties and certain other expenses to reimbursed by the Company in the amount of $77,627 and $45,400, respectively.

18

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Note 10 Concentrations

The Company had the following revenues by product:

	Years Ended December 31,
	2016	2015	2014
Mattress	$55,029,818	$185,529	$—
Cushion	7,917,419	5,648,458	4,294,374
Bases[1]	1,750,827	—	—
Top of bed[2]	774,837	4,623	11,237
Total revenue, net	$65,472,901	$5,838,610	$4,305,611

(1)  Includes platforms and power bases.

(2)  Includes pillows, sheets and mattress protectors.

All revenue was generated from sales in North America. No individual customer accounted for more than 10 percent of revenue during the year ended December 31, 2016. At December 31, 2016, approximately 61 percent of accounts receivable was comprised of two credit card processors with funds being deposited within 2 to 3 days. One customer accounted for approximately 41 percent and 30 percent of revenues during the year ended December 31, 2015 and 2014, respectively, and comprised approximately 55 percent and 35 percent of accounts receivable as of December 31, 2015 and 2014, respectively.

The Company currently obtains materials and components used in production from outside sources. As a result, the Company is dependent upon suppliers that in some instances, are the sole source of supply. The Company is continuing efforts to dual-source key components. The failure of one or more of the Company’s suppliers to provide materials or components on a timely basis could significantly impact the results of operations. The Company believes that it can obtain these raw materials and components from other sources of supply in the ordinary course of business, although an unexpected loss of supply over a short period of time may not allow for the replacement of these sources in the ordinary course of business.

The Company maintains its cash balances in financial institutions based in the United States that are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000 for each financial institution per entity. At times, the Company’s cash balance deposited at financial institutions exceed the federally insured deposit limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to these deposits.

Note 11 Income Taxes

Entities that are public and are not taxed should disclose the net difference between their tax bases and the reported amounts of their assets and liabilities. This disclosure is meant to indicate to an owner (or prospective owner) what future taxable income or deductions, disproportionate to reported amounts, will be generated for his/her ownership interest by the entity’s future operations. However, for some entities, tax positions available to individual owners will not be pro rata to ownership interest but will instead reflect the different outside tax basis of the individual owners. Further, each owner’s tax accounting depends on his or her individual tax position. Thus, the entity itself frequently will not have information about individual owners’ tax basis. It does not appear that disclosure of the aggregate tax basis would be meaningful in any event, since individual owners may not share the tax basis pro rata. The Company believes that these circumstances make it impracticable for the Company to determine the aggregate tax basis of the individual owners, nor would a disclosure of available information be meaningful to these financials.

19

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

Note 12 Subsequent Events

Management has evaluated subsequent events through January 30, 2018, the date on which the financial statements were available to be issued.

On January 27, 2017, a certificate of amendment was filed with the Delaware Secretary of State changing Purple’s legal name from “WonderGel, LLC” to “Purple Innovation, LLC”.

In January 2017, pursuant to the 2016 Equity Incentive Plan that authorized the issuance of 12,000,000 incentive units (the “Plan”), the Company issued 11,250,006 incentive units to an entity for the benefit of certain employees. These incentive units are non-voting and the holders will only participate in potential liquidating distributions after a future majority sale of the Company. Incentive unit holders are only eligible to participate after the distribution threshold of approximately $135 million is met. Incentive unit holders do not participate in tax or discretionary distributions prior to final liquidating distributions, but may be eligible to receive a catch up discretionary distribution once the common unit holders receive the distribution threshold from a liquidating event. The units vest over four years (with 25 percent vesting after one year and monthly vesting over 36 months thereafter) from the later of the first of the month after their respective date of hire or January 1, 2016. No more incentive units can be awarded after September 30, 2017 and all reserved units that are not issued by that date, or that are otherwise forfeited, will be held in the plan. As of the date on which the financial statements were available to be issued there were 8,590,674 issued incentive units outstanding.

On March 23, 2017, the Company filed its First Amended Complaint against Honest Reviews, LLC (“HMR”), Ryan Monahan (“Mr. Monahan”) and GhostBed, Inc. (“GhostBed”) (collectively, the “Defendants”), alleging that the Defendants are working together on a competitive campaign to intentionally disseminate false and misleading statements regarding the safety of the Company’s mattresses, while at the same time failing to disclose to the public the fact that Mr. Monahan has, since 2015, provided significant digital marketing services to GhostBed, for which his company received substantial compensation. The Defendants have published a number of articles and related materials claiming, without substantiation, that the non-toxic anti-tack powder used in connection with the Company’s products can cause respiratory distress, exacerbate asthma or other respiratory conditions, and cause cancer or even death. Defendants have widely published these materials, including on the HMR website, honestmattressreviews.com, and all of associated HMR social media pages. GhostBed has alleged a number of counterclaims against the Company but, at this state of the litigation, management believes it unlikely that the Company will be liable or owe damages to GhostBed. On September 22, 2017, the United States District Court in Utah issued a preliminary injunction requiring full disclosure of the relationship between GhostBed and Monahan on the HMR website and social media, to remove certain prior articles and other content regarding the Company, the anti-tack powder, and the lawsuit from the HMR website and social media, and requiring that any future posts by the Defendants regarding the Company or the lawsuit be accompanied by a full disclosure of the relationship between Monahan and GhostBed. Despite the Court’s issuance of the preliminary injunction, the Company is unable to determine, at this stage, the possible outcome of the litigation.

In April 2017, the Company made member distributions in cash of $2,388,881.

In April 2017, the Company extinguished a related-party note payable by paying $300,000 in principal plus $28,686 in accrued interest.

In April 2017, the Company amended the Amended and Restated Limited Liability Company Agreement so that required member distributions for the year 2017 shall not be reduced by discretionary distributions occurring in 2017.

20

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

In July 2017, the Company entered into a non-binding letter of intent with Global Partner Acquisition Corp, a special purpose acquisition company ("GPAC") relating to a business combination (the "LOI"), pursuant to which the Company would become a publicly traded company. Under the terms of the LOI, GPAC and the Company intended to enter into a definitive agreement, pursuant to which GPAC would acquire the Company, with GPAC paying a portion of the purchase price in cash to the current equity holders and with the remainder being paid in rollover equity interests in the combined public company.

In October 2017, the Company amended and restated its lease agreement with TNT for its headquarters facility in Alpine, Utah. The term of the lease is for an initial period of 10 years with the option for a 5-year extension period. Lease payments remain consistent with the prior lease and the amendment continues to include a 3% annual escalator through the life of the lease.

In October 2017, the Company entered into an agreement with Wells Fargo Bank for a $10 million revolving line of credit for working capital requirements and general corporate purposes (“LOC”). The LOC has an interest rate equal to 3% above the LIBOR rate and interest is to be paid by the Company on a quarterly basis. All outstanding principal balance of the LOC is due and payable in full on October 8, 2019. The LOC is secured by certain assets of the Company. The LOC has an unused commitment fee to be paid quarterly commencing January 1, 2018, equal to 0.25% of the daily unused amount of the LOC. The LOC also includes certain covenants made by the Company including making payments on time, providing timely audited financial statements, maintain adequate insurance, maintaining an EBITDA not less than $500,000 based on a rolling 4-quarter basis, asset coverage ratio not less than 1.5 to 1, no capital expenditures greater than $10,000,000 in any fiscal year and other usual and customary covenants. During October and November 2017, the Company has drawn $8.0 million on the LOC. The Company was in breach of terms of the agreement by failing to timely provide the 2017 third quarter financial reporting information and by failing to facilitate collateral audits, both in accordance with the provisions of the agreement. The Company received waivers from Wells Fargo Bank of its default rights so long as the Company delivers the third quarter financial reporting information by December 15, 2017 and facilitating collateral audits by January 19, 2018. The Company delivered the third quarter financial reporting information and collateral audit information to Wells Fargo by the respective deadlines.

On November 1, 2017, the Company and EdiZONE executed an Amended and Restated Confidential Assignment and License Back Agreement, pursuant to which EdiZONE assigned substantially all of its intellectual property to the Company and the Company licensed back to EdiZONE such intellectual property for use outside the consumer comfort and cushioning field of use reserved by the Company. EdiZONE also agreed to notify the Company of any breach of a third party license agreement relating to consumer comfort intellectual property or consumer comfort products and the Company reserved the right to enforce EdiZONE’s rights with respect to such violations, provided that the Company agreed to pay the costs of such enforcement and to indemnify EdiZONE for any losses arising therefrom. EdiZONE further agreed not to extend such third party licenses or waive any such violations, or to settle any claim with respect thereto, without the Company’s consent. In addition, EdiZONE also agreed to not sell or transfer any of its assets or assign any intellectual property or licenses relating to certain consumer comfort products and related intellectual property without the Company’s consent. EdiZONE has agreed not to use any intellectual property in the consumer comfort or cushioning field of use, subject only to its existing third party licenses.

21

PURPLE INNOVATION, LLC

(Formerly known as WonderGel, LLC)

Notes to Financial Statements – (continued)

On November 2, 2017, the Company and GPAC, entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among GPAC, PRPL Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”), the Company and InnoHold. Pursuant to the Merger Agreement, the Company will be acquired through a merger of Merger Sub with and into the Company, with the Company being the survivor in the merger. The Merger Agreement was amended by the Amendment No. 1 to the Merger Agreement dated January 6, 2018 to reflect a revised enterprise value of $500 million and extending the required closing date of the transaction to February 5, 2018. Pursuant to the terms of the Merger Agreement, as amended, InnoHold will receive, as consideration for its common units in the Company, cash (the “Cash Consideration”), newly issued shares of Class B Stock and newly issued Class B membership units of the Company. The total merger consideration (the “Merger Consideration”) payable to InnoHold will be determined by a formula which deducts from the Company’s agreed upon enterprise value of $500 million the amount of the Company’s indebtedness and transaction expenses and adds the amount of cash held by the Company. The closing is expected to take place following the GPAC stockholder approval of the Merger Agreement and the business combination and other transactions and matters required to be approved by the stockholders pursuant to the Merger Agreement subject to the satisfaction or waiver of certain conditions, including, but not limited to the unanimous approvals of the merger agreement by the board of directors of the Company and the manager of InnoHold, and the members of the Company and InnoHold shall not have been modified or revoked. The Merger Agreement may be terminated and the business combination abandoned at any time prior to the closing by mutual agreement of the Company and GPAC or by the Company if the closing has not occurred by February 5, 2018. Concurrently with the consummation of the business combination, the existing amended and restated limited liability company agreement of the Company will be further amended and restated in its entirety (as so amended and restated, the “Operating Agreement”). The Operating Agreement of the Company will provide for Class A Units and Class B Units. The Class A Units will be voting common units of the Company entitled to share in the profits and losses of The Company and to receive distributions as and if declared by the board of managers of the Company. The Class B Units will be entitled to share in the profits and losses of the Company and to receive distributions as and if declared by the board of managers of the Company and will have limited voting rights. On January 16, 2018, GPAC filed the Definitive Proxy detailing the Merger Agreement. In addition, the Definitive Proxy announced the special meeting for GPAC shareholders to vote on and approve the Merger Agreement will be held on February 2, 2018. On January 9, 2018, Chris Knudsen filed a complaint against the Company in the Fourth Judicial District Court of the State of Utah. Mr. Knudsen is a former consultant to the Company. His contract with the Company ended in March 2016. Mr. Knudsen alleges that the Company orally agreed before the end of his consulting contract to appoint him as its chief executive officer and that the Company breached an alleged oral arrangement to immediately issue him 4% of the Company’s equity at the time of his appointment. Mr. Knudsen alleges that the Company owes him a sum of $44 million for his purported equity stake in the Company, plus interest, based on an initially announced $1.1 billion valuation. Mr. Knudsen also seeks declaratory relief that he owns the 4% equity position in the Company. The Company has not yet responded to the complaint that has been filed. The Company believes that this lawsuit is without merit and intends to vigorously contest it. The Company has insurance to defend against claims of this nature, which management believes is adequate.

22